UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2005

Piper Jaffray Companies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31720	30-0168701
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Nicollet Mall, Suite 800, Minneapolis, Minnesota		55402
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(612) 303-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On February 22, 2005, the Compensation Committee of the Board of Directors of Piper Jaffray Companies (the "Company") approved the terms and conditions of the 2005 annual incentive program for certain of the Company’s executive officers. Under the program, each participating officer has been granted a qualified performance-based award under the Company’s Amended and Restated 2003 Annual and Long-Term Incentive Plan. Each award entitles its recipient to receive certain cash and equity bonus compensation for 2005 based on the Company’s pre-tax operating income for 2005, as adjusted to eliminate certain compensation and benefits expenses and certain other expenses, losses, income or gains that are unusual in nature or infrequent in occurrence. The specific amount paid to each executive officer will vary based on individualized, weighted performance goals relating to corporate, business unit and individual performance against a personalized performance plan. The executive officers participating in the 2005 annual incentive program are James L. Chosy, Andrew S. Duff, R. Todd Firebaugh, Barry J. Nordstrand, Robert W. Peterson, Addison L. Piper, Sandra G. Sponem and Thomas P. Schnettler.

Also on February 22, 2005, the Compensation Committee approved a $300,000 payment to Paul D. Grangaard, head of the Company’s private client services business, payable to Mr. Grangaard on March 31, 2005, in recognition of his service to the Company during the first quarter of 2005. The Company has announced Mr. Grangaard’s decision to resign from the Company effective April 1, 2005. In light of this development, Mr. Grangaard was not granted a qualified performance-based award under the 2005 annual incentive program and is not eligible to receive additional bonus compensation for 2005 or other payments in connection with the termination of his employment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piper Jaffray Companies

February 28, 2005	By:	James L. Chosy

Name: James L. Chosy
Title: General Counsel and Secretary